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                                                                   EX-99.B1(e)

                              SILVER STAR FUND INC.

                              ARTICLES OF AMENDMENT

         Silver Star Fund, Inc., a Maryland corporation having its principal office in Baltimore City (hereinafter called the "Corporation"), certifies that:

         FIRST: The Articles of Incorporation of Silver Star Fund, Inc., are hereby amended by striking out Article SECOND and inserting in lieu thereof the following:

                  "SECOND: The name of the corporation is Hatteras Funds, Inc. (hereinafter referred to as the `Corporation')."

         SECOND: The Articles of Incorporation of the Corporation are further amended by adding a new paragraph (i) to Article EIGHTH of the Articles of Incorporation to read in its entirety as follows:

                  "(i) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

                  The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by By-Law, resolution or agreement make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

                  No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                  References to Maryland General Corporation Law in this Article are to the law as from time to time amended. No further amendment to the Articles of

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         Incorporation  shall  affect any right of any person under this Article based on any event, omission or proceeding prior to such amendment."

         THIRD:   The  amendments  of  the  Articles  of  Incorporation  of  the
Corporation as hereinabove set forth have been duly advised by the Board of Directors and approved by the shareholders of the Corporation.

         IN WITNESS WHEREOF, Silver Star Fund, Inc. has caused these Articles of Amendment to be executed by its duly authorized officers who acknowledge that these Articles of Amendment are the act of the Corporation and state that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of the amendments set forth in these Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury on October 4, 1989.


[SEAL]


ATTEST:                                              SILVER STAR FUND, INC.


/S/ William H. Kleh                                  /S/ Charles T. Bauer
William H. Kleh                                      Charles T. Bauer
Secretary                                            President



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